UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT to SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT of 1934

Date of Report (Date of earliest event reported): November 8, 2010

Applied Micro Circuits Corporation

(Exact name of registrant as specified in its charter)

000-23193

(Commission File Number)

Delaware	94-2586591
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive

Sunnyvale, California 94089

(Address of principal executive offices, with zip code)

(408) 542-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2010, Applied Micro Circuits Corporation (the “Company”) amended certain agreements with Veloce Technologies, Inc. (“Veloce”), previously entered into in May 2009, pursuant to which Veloce has agreed to perform product development work for the Company on an exclusive basis for up to approximately three years following the amendment date. The amendments modified the agreements with respect to, among other things, the development deliverables, performance milestones, delivery schedule and payment obligations thereunder. Pursuant to the amendments, commencing effective April 1, 2010, the Company increased its quarterly cash payments to Veloce by approximately $0.8 million. The payments, which will assist Veloce in meeting its expenses during the development project, will cease on or before the fourth calendar quarter of 2013. The Company will also provide certain licenses and tools and cover other specified costs that may be incurred by Veloce during the project. The amendments also modified the warrant to purchase shares of the Company’s common stock, previously granted to Veloce in May 2009, by extending the warrant vesting schedule and converting it to solely time-based vesting milestones.

Under a merger agreement amendment between the Company and Veloce, which has been approved by Veloce’s Board of Directors and stockholders, the Company also agreed to acquire Veloce if certain modified development deliverables, performance milestones and delivery schedules set forth under the merger and other agreements are achieved. The Company has the unilateral option to acquire Veloce in the event Veloce fails to meet the modified milestones and delivery schedules. Should the Company acquire Veloce pursuant to the merger agreement, as amended, the purchase price payable by the Company is estimated to be in the range of approximately $7 million to up to approximately $135 million, subject to adjustments. As before, the final price would be based upon multiple performance, delivery and other timing criteria and could not be determined without reference to a number of future events and contingencies; the form of consideration used for the merger would be determined by the Company at the time of the merger. The merger agreement, as amended, contains customary representations, warranties and covenants and may be terminated upon mutual agreement of the parties or unilaterally by the Company or Veloce if the other party fails to meet certain conditions set forth in the agreement. The amended agreements permit the Company to appoint two of the five members of Veloce’s Board of Directors, with certain actions by the Veloce Board requiring the approval of at least one Company appointee.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements made with respect to the Company’s obligation, or unilateral option, to acquire Veloce, and the estimated purchase price of any such acquisition. Statements included in this Current Report on Form 8-K are based upon information known to the Company as of the date of this Current Report on Form 8-K. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company does not undertake any obligation to publicly revise or update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: November 12, 2010	By:	/S/ L. WILLIAM CARACCIO
L. William Caraccio
Vice President and General Counsel